Filed Pursuant to Rule 424(b)(3)
Registration Statement Number 333-161713

PROSPECTUS SUPPLEMENT dated January 7, 2010

5,379,530 Common Units

ATLAS PIPELINE PARTNERS, L.P.

This supplement forms a part of, and must be accompanied or preceded by, the prospectus dated October 14, 2009. The purpose of this supplement is to update the description of the warrants.

The prospectus relates to the sale of up to 5,379,530 common units representing limited partner interests for the account of the selling unitholders named in the prospectus. Of this amount, 2,689,765 are issuable upon the exercise of warrants we issued on August 20, 2009, as amended on January 7, 2010. The common units may be sold in the open market, on the New York Stock Exchange, in privately negotiated transactions or a combination of these methods. We will not receive any of the proceeds from the sale of the common units covered by the prospectus.

Our common units are quoted on the New York Stock Exchange under the symbol “APL.” The last reported sales price of our common units was $11.83 per unit on January 6, 2010.

USE OF PROCEEDS

The following is added as a new paragraph in this section:

On January 7, 2010, the warrants were amended to provide that the exercise price was reduced to $6.00 for the period from January 8, 2010 to January 12, 2010, and the holders agreed to exercise their warrants during that period and pay the exercise price in cash.

This supplement forms a part of, and must be accompanied or preceded by, the prospectus.